Exhibit 99.1

MSC Industrial Supply Co. 75 Maxess Road Melville, N.Y. 11747 Tel.800.645.7270 Fax.800.255.5067 www.mscdirect.com

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Media Contacts:

Paul Mason

MSC Industrial Supply Co.

(704) 987-5313

MSC SADDENED BY DEATH OF EXECUTIVE VICE CHAIRMAN, FORMER CEO DAVID SANDLER

Melville, N.Y. and Davidson, N.C. (July 11, 2016)  - MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM) announced that Executive Vice Chairman and former Chief Executive Officer David Sandler passed away this morning at the age of 59 following a courageous battle with pancreatic cancer.

“We are deeply saddened by the loss of David,” said MSC President and Chief Executive Officer Erik Gershwind. “His accomplishments at MSC were many. He successfully led MSC through a significant period of growth, as well as through difficult economic conditions while remaining committed to our core values. His greatest contribution, however, was the many people and lives he touched, with the careers he helped shape and the coaching and mentoring he provided. His legacy will have a lasting impact on our culture. Our heartfelt condolences go out to David’s family and loved ones.”

Mr. Sandler joined MSC in 1989 following MSC’s acquisition of Dancorp, a Massachusetts-based industrial supply company. Mr. Sandler held a series of progressively responsible leadership roles in sales, human resources, information technology and product management with MSC prior to being promoted to Executive Vice President in 1999. He was named President in 2003 and CEO in 2005. He was appointed Executive Vice Chairman of MSC’s Board of Directors in 2013.

About MSC Industrial Supply Co.

MSC Industrial Supply Co. (NYSE: MSM) is a leading North American distributor of metalworking and maintenance, repair, and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1 million products, inventory management and other supply chain solutions, and deep expertise from more than 70 years of working with customers across industries.

Our experienced team of over 6,500 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow.

For more information on MSC, please visit www.mscdirect.com.

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